EXHIBIT 16.1
Michael Pollack, CPA

February 15, 2008

US Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Dear Sirs:

We have read the statements of TELIPHONE CORP. pertaining to our firm included under Item 4.01 of Form 8-K dated February 14, 2008 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Michael Pollack, CPA
Michael Pollack, CPA